EXHIBIT 99.1

HMS Holdings Receives Expected Notification from NASDAQ regarding Late Form 10-Q Filing

IRVING, Texas, May 30, 2017 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (the “Company” or “HMS”) (NASDAQ:HMSY) announced that it received a notification letter, as expected, from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) on May 23, 2017 indicating that the Company is not in compliance with NASDAQ Marketplace Rule 5250(c)(1), because it did not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2017 (the “2017 Q1 Form 10-Q”) with the Securities and Exchange Commission. The Company does not expect this notification to have any immediate effect on the continued listing of the Company’s common stock on the NASDAQ Global Select Market.  This notification is in addition to a similar notification letter that the Company received from NASDAQ on March 20, 2017 due to its delay in filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”). HMS submitted a plan to NASDAQ on May 19, 2017 to regain compliance with NASDAQ rules, which is currently under review.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits, payment integrity, and health management and engagement solutions for payers. HMS serves state Medicaid programs; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of HMS's services, customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements reflect our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. Additional facts and the risk that the filing of the 2017 Q1 Form 10-Q and the 2016 Form 10-K will take longer than expected could cause actual results to differ from those stated or implied in our forward-looking statements, as could the other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:

Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442